UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)           November 25, 1996
                                                     --------------------------






                          SECURE COMPUTING CORPORATION
             (Exact name of registrant as specified in its charter)



         DELAWARE                         0-27074                 52-1637226
--------------------------------------------------------------------------------
(State or other jurisdiction)     (Commission File Number)     (IRS Employer
        of incorporation                                     Identification No.)



2675 LONG LAKE ROAD
ROSEVILLE, MINNESOTA                                                    55113
--------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)


Registrant's telephone number, including area code:         (612) 628-2700
                                                     --------------------------



Item 5.  Other Events.

         As a result of the mergers in August 1996 with Enigma Logic, Inc. ("Enigma") and Border Network Technologies, Inc. ("Border") which were accounted for using the pooling of interests method, Secure Computing Corporation ("Secure" or the "Company") has issued supplemental financial statements to give retroactive effect to these business combinations. These supplemental consolidated financial statements have been audited by Ernst & Young LLP whose report is included herein. The following "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" gives retroactive effect for the mergers.


SELECTED FINANCIAL DATA



                                                                               YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS DATA                              1995           1994           1993           1992           1991
---------------------------------------------------------------------------------------------------------------------------------

Revenue:
   Government contracts                                 $14,849,000    $13,744,000   $  9,389,000   $  5,265,000   $  3,982,000
   Products and services                                 13,081,000      4,051,000      1,598,000      1,454,000      1,985,000
                                                     ----------------------------------------------------------------------------
     Total revenue                                       27,930,000     17,795,000     10,987,000      6,719,000      5,967,000

Gross profit                                             13,079,000      7,120,000      4,244,000      2,933,000      3,281,000
Operating income (loss)                                    (633,000)     1,220,000        215,000       (922,000)      (954,000)

Net income (loss)                                          (632,000)     1,541,000        731,000     (1,843,000)    (1,570,000)

Net income (loss) per share                                    (.05)           .17            .14           (.49)          (.66)


                                                                                    DECEMBER 31,
BALANCE SHEET DATA:                                       1995           1994           1993           1992           1991
---------------------------------------------------------------------------------------------------------------------------------

Working capital (deficit)                               $34,292,000   $  1,991,000   $   (731,000)  $   (150,000)   $(1,925,000)
Total assets                                             44,261,000      7,727,000      4,495,000      3,200,000      3,974,000
Long-term debt, less current portion and redeemable
   convertible preferred stock                                    -     10,659,000      8,620,000     10,566,000      7,054,000
Stockholder's equity (deficit)                           36,208,000     (5,996,000)    (7,081,000)    (9,574,000)    (7,420,000)




MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         The Company produces and markets products designed to enable electronic commerce by protecting an organization's computer network from access by unauthorized users. Secure was organized in July 1989 to acquire certain assets of a division of Honeywell, Inc., then engaged in research and development of computer network security technology under a U.S. government contract. The Company was reorganized in September 1995 as a Delaware corporation. All historical information presented has been restated to reflect the acquisitions of Border and Enigma which were accounted for using the pooling of interests method.

         GOVERNMENT CONTRACTS. From the time of its organization, Secure has been engaged in research and development of computer network security technology under contracts with departments and agencies of the U.S. government. Billings under these research and development contracts with U.S. government agencies have accounted for substantially all of the Company's revenue since its inception.

         The Company's contract with the National Security Agency ("NSA") for the development of the Company's Secure Network Server product accounted for approximately 58 percent, 67 percent and 70 percent of the Company's government contract revenue for the years ended December 31, 1995, 1994 and 1993, respectively. The Company signed a contract modification to convert the contract to a cost plus fixed fee type in July 1996 and to extend the contract to September 1997. The Company estimates that the aggregate fee to be received over the course of the contract will be approximately 6 percent and is currently using a rate of 5.5 percent in recognizing revenue in 1996 based on its current estimate of the remaining fee to be earned under the contract.

         Most of the Company's government research and development contracts provide for compensation to the Company in the form of reimbursement of costs plus a fee. The Company typically bills government agencies, including the NSA, monthly for a ratable portion of the fee expected to be received over the life of the contract and current expenses. Under these government contracts, the Company is entitled to recover direct labor costs, engineering overhead and general and administrative expenses, including contract-related research and development expenses. Selling, general and administrative expenses recoverable under government contracts include salaries and benefits, sales commissions, marketing, bid and proposal costs, product management, finance, legal and contract administration, and certain other administrative expenses.

         Under its government contracts, the Company bears the risk that increased or unexpected costs required to perform specified services may reduce the amount of the Company's fee. In addition, recoverable expenses billed by the Company are subject to review and audit by the Defense Contract Audit Agency ("DCAA"). The DCAA has audited the Company's contracts through December 31, 1994, without any material disallowances. Pursuant to their terms, these contracts are generally also subject to termination for the convenience of the applicable government agency. If the contract is terminated, the Company typically would be reimbursed for its costs to the date of its termination, plus the costs of an orderly termination, and paid a portion of the fee.

         PRODUCTS AND SERVICES. The Company sells its products and services to commercial and government customers, and sells its Secure Network Server products to government customers. The Company's SafeWord identification and authentication server products were introduced prior to 1993. During 1994 and 1995 significant resources were invested in the development of the Sidewinder and BorderWare firewall products. Both firewalls first had significant sales beginning in 1995. The Company expects that the percentage of its revenues derived from products and related services will increase in future years, as the Company increasingly focuses on product sales.

         The Company has committed significant research and development resources to its products. During 1996, the Company plans to continue to increase its research and development efforts and also significantly increase its sales and marketing efforts. The Company's planned levels of research and development, selling and marketing, and general and administrative expenses are based in part on its expectations of higher revenue from increased product sales, and as a result, net income for a given period could be disproportionately affected by any reduction in revenue. In addition, fluctuations in revenue from quarter to quarter will likely have an increasingly significant impact on the Company's results of operations. The Company has planned for increased costs associated with selling and marketing in connection with the release of new products.

         The Company plans to price its products to be competitive with certain products offered by the Company's current and future competitors. The Company believes that the cost of product revenues may increase as a percentage of the related product revenues in future periods due to increased amounts paid for licensed technology to be incorporated in future products and increased costs associated with providing product support.

Results of Operations

         The following table sets forth, for the periods indicated, certain items from the statements of operations of the Company expressed as a percentage of revenue:

                                                                             YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                                   1995             1994              1993
--------------------------------------------------------------------------------------------------------------------
Revenue:
   Products and services                                           46.8%             22.8%            14.5%
   Government contracts                                            53.2              77.2             85.5
--------------------------------------------------------------------------------------------------------------------
         Total revenue                                            100.0             100.0            100.0
Cost of revenue                                                    53.2              60.0             61.4
--------------------------------------------------------------------------------------------------------------------
Gross profit                                                       46.8              40.0             38.6
Operating expenses:
   Selling and marketing                                           19.3              10.4             10.5
   Research and development                                        17.4              10.5              8.0
   General and administrative                                      12.4              12.3             18.1
--------------------------------------------------------------------------------------------------------------------
         Total operating expenses                                  49.1              33.2             36.6
--------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                            (2.3)              6.8              2.0

Interest and other income                                           0.9               0.7              0.1
Interest expense                                                   (0.8)             (1.7)            (3.2)
--------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative change            (2.2)              5.8             (1.1)

Income tax expense (benefit)                                        0.1              (2.8)            (4.6)
Cumulative effect of accounting change                              -                 -                3.2
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                  (2.3)%             8.6%             6.7%
====================================================================================================================


COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994.

         REVENUE. The Company's revenue increased by 57.0 percent to $27.9 million in 1995 up from $17.8 million in 1994. The increase resulted from higher revenue in both products and services and government contracts revenue. Products and services revenue was $13.1 million in 1995, an increase of 222.9 percent over 1994, and was attributable mainly to increased sales of firewall products and related services. The increase in government contracts revenue in 1995 reflects the Company's increased efforts on the Secure Network Server program for the NSA.

         GROSS PROFIT. Gross profit as a percentage of revenue increased to 46.8 percent in 1995 from 40.0 percent in 1994. The increase resulted mainly from products and services revenue, which carry higher margins than contracts, gaining as a percentage of the revenue mix.

         SELLING AND MARKETING. Selling and marketing expenses increased by
189.7 percent to $5.4 million in 1995 from $1.9 million in 1994. The increase reflects the Company's additional sales and marketing effort for products and services.

         RESEARCH AND DEVELOPMENT. Company-sponsored research and development expenses increased substantially by 162.1 percent to $4.9 million in 1995 compared to $1.9 million in 1994. Research and development expenses as a percentage of revenue also increased substantially to 17.4 percent, up from 10.5 percent. This increase is directly attributable to a significant commitment to the development of the Company's firewall products. To date, the Company has expensed all development costs as incurred.

         GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 58.6 percent to $3.5 million compared to $2.2 million in 1994. As a percentage of revenue, these expenses remained consistent between 1995 and 1994.

         INTEREST AND OTHER INCOME. Interest income increased to $261,000 in 1995, up from $18,000 in 1994, primarily due to higher cash balances resulting from the proceeds of the Company's initial public offering. In 1994, other income of $108,000 was recorded for costs recovered in connection with a 1992 financing transaction which was not consummated.

         INTEREST EXPENSE. Interest expense decreased from $307,000 in 1994 to $239,000 in 1995, due to reductions in the Company's outstanding debt.

         INCOME TAX EXPENSE (BENEFIT). The Company recognized income tax expense for 1995 of $21,000 compared to a $502,000 benefit for 1994. The income tax benefit recognized in 1994 related to a reduction in the valuation allowance against the Company's deferred tax assets, primarily the tax benefit associated with net operating loss carryforwards. The allowance had been reduced based on the Company's estimate of the amount of net operating loss carryforwards more likely than not to be utilized to offset future taxable income. Management believes it is more likely than not that deferred tax assets, which total $1,373,000 December 31, 1995, will be realized. The computation of the Company's deferred tax assets and valuation allowance are based in part on taxable income expected to be earned on existing government contracts and projected interest income. The amount of the deferred tax assets considered realizable could be reduced in the near term if estimates of future taxable income are reduced. The Company had total net operating loss carryforwards of approximately $15.8 million at December 31, 1995. Of these carryforwards, $4.1 million relate to deductions for disqualifying dispositions of stock options. As these deductions are realized, the benefit will not reduce income tax expense, rather it will be recorded as additional paid-in-capital. Of the remaining benefit associated with the carryforwards, approximately $8.7 million had yet to be recognized as a benefit in the statement of operations. However, there can be no assurance that these carryforwards will be available to offset future income tax expense when taxable income is realized.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993.

         REVENUE. The Company's revenue increased 62.1 percent to $15.2 million in 1994, up from $11.0 million in 1993. The increase in revenue in 1994 was primarily due to increased development efforts under the Company's contract with the NSA as well as sales of the Secure Network Server and increased sales of the Company's identification and authentication products.

         GROSS PROFIT. Gross profit as a percentage of revenue increased to 40.0 percent in 1994 from 38.6 percent in 1993. The differences between periods were the result of slight changes in the Company's rates used for billing allowable costs under its government contracts and increased products and services revenue which carries higher margins than contracts.

         SELLING AND MARKETING. Selling and marketing expenses increased by 58.3 percent in 1994 to $1.9 million from $1.2 million in 1993. The increase was due primarily to additions to the Company's sales and marketing staff and higher expenditures for advertising, trade shows and product literature.

         RESEARCH AND DEVELOPMENT. Research and development expenses increased significantly by 111.6 percent to $1.9 million in 1994 from $878,000 in 1993. The 1994 increase resulted primarily from increased development efforts on the Company's firewall products.

         GENERAL AND ADMINISTRATIVE. General and administrative expenses increased modestly by 6.1 percent to $2.2 million in 1994 from $2.0 million in 1993. Despite the rise in the dollar amount of general and administrative expenses, such expenses decreased significantly as a percentage of revenue to
12.3 percent in 1994 from 18.1 percent in 1993. This decrease is attributable to leveraging the revenue growth experienced over this period.

         INTEREST AND OTHER INCOME. Interest income was insignificant in each year. Other income of $108,000 was recorded in 1994 for recovered costs of a 1992 financing transaction which was not consummated.

         INTEREST EXPENSE. Interest expense decreased from $353,000 in 1993 and $307,000 in 1994, due primarily to an ongoing reduction in the Company's debt levels.

         INCOME TAX BENEFIT AND CHANGE IN ACCOUNTING METHOD. Prior to the fiscal year ended December 31, 1993, the Company had incurred net operating losses. The Company had cumulative net operating loss carryforwards of approximately $13.0 million at December 31, 1992. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 and recorded a cumulative effect benefit of $350,000 upon adoption. The Company recognized income tax benefits of $502,000 in each of the fiscal years 1993 and 1994, respectively, relating to the reduction in the valuation allowance for deferred tax assets. The reduction in the valuation allowance was based on management's judgment that a portion of the net operating loss carryforwards would more likely than not be realized as an offset to future taxable income generated by the Company's long-term government contracts.

Liquidity and Capital Resources

         Since its organization, the Company has financed its operations through the issuance of equity securities and notes to stockholders, long-term debt, short-term borrowings and cash generated from operations. In 1995, the Company raised $32.7 million through its initial public offering of its Common Stock, $1.7 million in net proceeds from the exercise of warrants to purchase convertible redeemable preferred stock and $470,000 from the issuance of its Common Stock upon the exercise of options and warrants. In 1994, the Company raised $967,000 in net proceeds from the sale of convertible redeemable preferred stock.

         The Company's cash and cash equivalents increased by approximately $31.7 million from 1994 to 1995. The increase resulted primarily from the proceeds of the initial public offering and preferred stock sale which were partially offset by purchases of capital equipment and the repayment of a $1.2 million term loan. As of December 31, 1995, the Company had working capital of $34.3 million. The Company has lines of credit totaling $850,000 for short-term working capital needs. The Company anticipates using available cash to fund growth in operations, invest in capital equipment and to acquire businesses or license technology or products related to the Company's line of business. In connection with the 1996 acquisitions of Border and Enigma, the Company will use approximately $8 million of cash.

         Capital expenditures for property and equipment were approximately $2.3 million, $933,000 and $1.3 million for the years ended December 31, 1995, 1994 and 1993, respectively. These expenditures have generally consisted of computer workstations, office furniture and equipment, and leasehold additions and improvements.

         At its current level of operations, the Company believes that its existing cash and cash equivalents are sufficient to meet the Company's current working capital and capital expenditure requirements through at least the next 12 months.

Inflation

         To date, the Company has not been significantly impacted by inflation.

Item 7.  Financial Statements and Exhibits.

(a) Financial Statements of Secure Computing Corporation Supplemental Consolidation for the years ended December 31, 1995, 1994 and 1993

Report of Independent Auditors..........................................F-1

Supplemental Consolidated Financial Statements

Supplemental Consolidated Balance Sheets................................F-2
Supplemental Consolidated Statements of Operations......................F-4
Supplemental Consolidated Statement of Stockholders' Equity (Deficit)...F-5
Supplemental Consolidated Statements of Cash Flows......................F-6
Notes to Supplemental Consolidated Financial Statements.................F-7


(b)      Exhibits
                  11.1     Statement of Computation of Earnings Per Share

(c)      Financial Statement Schedule II
                           Valuation and Qualifying Accounts for the years ended December 31, 1995, 1994 and 1993


                         Report of Independent Auditors

The Board of Directors
Secure Computing Corporation

We have audited the supplemental consolidated balance sheets of Secure Computing Corporation (formed as a result of the consolidation of Secure Computing Corporation, Border Network Technologies, Inc. and Enigma Logic, Inc.) as of December 31, 1995 and 1994 and the related supplemental consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the mergers of Secure Computing Corporation with Enigma Logic, Inc. on August 28, 1996, and with Border Network Technologies, Inc. on August 29, 1996 which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. Our audits also included the supplemental consolidated financial statements schedule included in the Company's Current Report on Form 8-K dated November 25, 1996. These supplemental consolidated financial statements and schedule are the responsibility of the management of Secure Computing Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements and schedule based on our audits. We did not audit the financial statements of Enigma Logic, Inc. and Border Network Technologies, Inc. which statements reflect total assets constituting 7% for 1995 and 15% for 1994 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 2% of the related supplemental consolidated financial statements totals for the three year period ended December 31, 1995. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Enigma logic, Inc. and Border Network Technologies, Inc. is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the supplemental consolidated financial position of Secure Computing Corporation at December 31, 1995 and 1994, and the supplemental consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the mergers of Enigma Logic, Inc. and Border Network Technologies, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in the notes to the financial statements, in 1993 the Company changed its method of accounting for income taxes.


/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 25, 1996


                          Secure Computing Corporation

                    Supplemental Consolidated Balance Sheets


                                                                                   DECEMBER 31
                                                                               1995              1994
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                $32,924,000     $  1,264,000
   Accounts receivable (net of allowance for doubtful accounts of
     1995 - $131,000; 1994 - $165,000)                                        5,750,000        2,700,000
   Deferred income taxes                                                        936,000          700,000
   Inventory                                                                    606,000          269,000
   Other current assets                                                         250,000          122,000
                                                                       ------------------------------------
Total current assets                                                         40,466,000        5,055,000

Property and equipment:
   Equipment                                                                  4,690,000        2,878,000
   Furniture and fixtures                                                       914,000          553,000
   Leasehold improvements                                                       292,000          160,000
                                                                       ------------------------------------
                                                                              5,896,000        3,591,000
   Accumulated depreciation                                                  (3,050,000)      (2,022,000)
                                                                       ------------------------------------
                                                                              2,846,000        1,569,000

Deferred income taxes                                                           437,000          673,000
Intangible assets (net of accumulated amortization of
   1995 - $238,000; 1994 - $199,000)                                            449,000          383,000
Other assets                                                                     63,000           47,000


                                                                       ------------------------------------
Total assets                                                                $44,261,000     $  7,727,000
                                                                       ====================================





                                                                                   DECEMBER 31
                                                                             1995              1994
                                                                       ------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                                                        $  2,119,000    $     651,000
   Accrued payroll liability                                                  1,653,000          957,000
   Contract loss reserve                                                        250,000          200,000
   Other accrued liabilities                                                    620,000          278,000
   Deferred revenue                                                           1,465,000          672,000
   Current portion of stockholder debt                                                -           59,000
   Current portion of long-term debt                                             67,000        3,247,000
                                                                       ------------------------------------
Total current liabilities                                                     6,174,000        3,064,000

Stockholder debt                                                              1,845,000        1,700,000
Long-term debt                                                                   34,000        1,010,000

Redeemable Convertible Preferred Stock:
   $2.24 Series A, par value $.01 per share:
     Issued and outstanding shares--December 31, 1995 - none and
       December 31, 1994 - 2,385,808
     Redemption and liquidation value--December 31, 1994 - $6,968,000                 -        6,957,000

   $3.00 Series B, par value $.01 per share:
     Issued and outstanding shares--December 31, 1995--none and
       December 31, 1994 - 333,333
     Redemption and liquidation value--December 31, 1994
       --$1,023,000                                                                   -          992,000

Stockholders' equity (deficit):
   Common Stock, par value $.01 per share:
     Issued and outstanding shares--December 31, 1995 -
       12,542,196 and December 31, 1994 - 6,431,851                             125,000           64,000
   Additional paid-in capital                                                50,116,000        7,234,000
   Accumulated deficit                                                      (14,033,000)     (13,294,000)
                                                                       ------------------------------------
Total stockholders' equity (deficit)                                         36,208,000       (5,996,000)
                                                                       ------------------------------------
Total liabilities and stockholders' equity (deficit)                        $44,261,000     $  7,727,000
                                                                       ====================================



SEE ACCOMPANYING NOTES.



                          Secure Computing Corporation

               Supplemental Consolidated Statements of Operations


                                                                 YEAR ENDED DECEMBER 31
                                                        1995              1994             1993
                                                  -----------------------------------------------------
  Revenue:
     Products and services                             $13,081,000     $  4,051,000      $  1,598,000
     Government contracts                               14,849,000       13,744,000         9,389,000
                                                  -----------------------------------------------------
                                                        27,930,000       17,795,000        10,987,000
  Cost of revenue                                       14,851,000       10,675,000         6,743,000
                                                  -----------------------------------------------------
  Gross profit                                          13,079,000        7,120,000         4,244,000

  Operating expenses:
     Selling and marketing                               5,376,000        1,856,000         1,157,000
     Research and development                            4,869,000        1,858,000           878,000
     General and administrative                          3,467,000        2,186,000         1,994,000
                                                  -----------------------------------------------------
                                                        13,712,000        5,900,000         4,029,000
                                                  -----------------------------------------------------
  Operating income (loss)                                 (633,000)       1,220,000           215,000

  Interest expense                                        (239,000)        (307,000)         (353,000)
  Interest and other income                                261,000          126,000            17,000
                                                  -----------------------------------------------------
  Income (loss) before income taxes and
     cumulative effect of accounting change
                                                          (611,000)       1,039,000          (121,000)
  Income tax expense (benefit)                              21,000         (502,000)         (502,000)
                                                  -----------------------------------------------------
  Income (loss) before cumulative effect of
     accounting change                                    (632,000)       1,541,000           381,000
  Cumulative effect of change in method of
     accounting for income taxes                                 -                -           350,000
                                                  -----------------------------------------------------
  Net income (loss)                                   $   (632,000)    $  1,541,000     $     731,000
                                                  =====================================================

   Net income (loss) per share:                              $(.08)            $.14               $.09
     Primary                                                 $(.06)            $.16               $.14
     Fully diluted                                           $(.05)            $.17
     Supplementary

  Weighted average shares outstanding:
     Primary                                              7,665,000        7,342,000         3,081,000
     Fully diluted                                       10,425,000        9,792,000         5,330,000
     Supplementary                                       10,500,000        9,917,000




SEE ACCOMPANYING NOTES.



                                               Secure Computing Corporation

                           Supplemental Consolidated Statement of Stockholders' Equity (Deficit)


                                                           COMMON
                                            -----------------------------------    ADDITIONAL
                                                  SHARES            AMOUNT       PAID-IN CAPITAL      DEFICIT            TOTAL
                                            ----------------------------------------------------------------------------------------

Balance at January 1, 1993                        482,258        $    5,000       $     480,000     $(14,628,000)     $(14,143,000)
Exercise of incentive stock options                46,813                 -               4,000                -             4,000
Preferred stock conversion                        920,937             9,000           4,560,000                -         4,569,000
Preferred Stock accretion                               -                 -              (4,000)          (3,000)           (7,000)
Common Stock issued for conversion of
   stockholder debt                               920,937             9,000           2,206,000                -         2,215,000
Dividends accrued on Preferred Stock                    -                 -                   -         (450,000)         (450,000)
Net income for the year                                 -                 -                   -          731,000           731,000
                                            ----------------------------------------------------------------------------------------
Balance at December 31, 1993                    2,370,945            23,000           7,246,000      (14,350,000)       (7,081,000)
Exercise of incentive stock options                60,906             1,000               6,000                -             7,000
Common Stock issued                             4,000,000            40,000             (12,000)               -            28,000
Preferred Stock accretion                               -                 -              (6,000)          (3,000)           (9,000)
Dividends accrued on Preferred Stock                    -                 -                   -         (482,000)         (482,000)
Net income for the year                                 -                 -                   -        1,541,000         1,541,000
                                            ----------------------------------------------------------------------------------------
Balance at December 31, 1994                    6,431,851            64,000           7,234,000      (13,294,000)       (5,996,000)
Exercise of incentive stock options               223,820             2,000              99,000                -           101,000
Exercise of Common Stock Warrants                 164,619             2,000             367,000                -           369,000
Common Stock issued for services                   11,271                 -              50,000                -            50,000
Initial Public Offering of Common Stock,
   net of expenses                              2,250,000            22,000          32,687,000                -        32,709,000
Preferred stock conversion                      3,460,635            35,000          10,119,000                -        10,154,000
Preferred stock accretion                               -                 -             (11,000)               -           (11,000)
Dividends accrued on Preferred Stock                    -                 -            (429,000)        (107,000)         (536,000)
Net loss for the year                                   -                 -                   -         (632,000)         (632,000)
                                            ----------------------------------------------------------------------------------------
Balance At December 31, 1995                   12,542,196          $125,000         $50,116,000     $(14,033,000)     $ 36,208,000
                                            ========================================================================================




SEE ACCOMPANYING NOTES.


                                           Secure Computing Corporation

                                Supplemental Consolidated Statements of Cash Flows


                                                                             YEAR ENDED DECEMBER 31
                                                                     1995             1994              1993
                                                              ------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                $    (632,000)     $  1,541,000    $     731,000
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Cumulative effect of change in accounting for income
       taxes                                                                 -                 -         (350,000)
     Loss on disposal of property and equipment                              -                 -           41,000
     Compensation expense on stock options                             107,000             9,000                -
     Depreciation                                                    1,037,000           679,000          512,000
     Amortization                                                       39,000            39,000          155,000
     Deferred income taxes                                                   -          (522,000)        (502,000)
     Other                                                              (3,000)           56,000           46,000
     Changes in operating assets and liabilities:
       Accounts receivable                                          (3,050,000)       (1,253,000)          85,000
       Inventory                                                      (337,000)         (165,000)         (42,000)
       Other current assets                                           (128,000)          (75,000)          51,000
       Accounts payable                                              1,468,000          (208,000)         197,000
       Accrued liabilities and reserves                              1,031,000           525,000          321,000
       Deferred revenue                                                793,000           526,000            3,000
                                                              ------------------------------------------------------
Net cash provided by operating activities                              325,000         1,152,000        1,248,000

INVESTING ACTIVITIES
Purchase of property and equipment                                  (2,314,000)         (933,000)      (1,268,000)
Increase in intangible and other assets                               (121,000)          (74,000)         (89,000)
                                                              ------------------------------------------------------
Net cash used in investing activities                               (2,435,000)       (1,007,000)      (1,357,000)

FINANCING ACTIVITIES
Payments on notes payable and long-term debt                        (1,259,000)       (1,750,000)        (250,000)
Proceeds from notes and long-term debt                                 189,000         1,532,000          289,000
Proceeds from issuance of Common Stock                              33,179,000            35,000            4,000
Proceeds from issuance of Series A Convertible Redeemable
   Preferred Stock                                                   1,661,000                 -                -
Proceeds from issuance of Series B Convertible Redeemable
   Preferred Stock                                                           -           967,000                -
                                                              ------------------------------------------------------
Net cash  provided by financing activities                          33,770,000           784,000           43,000
                                                              ------------------------------------------------------

Increase (decrease) in cash and cash equivalents                    31,660,000           929,000          (66,000)
Cash and cash equivalents at beginning
   of year                                                           1,264,000           335,000          401,000
                                                              ------------------------------------------------------
Cash and cash equivalents at end of year                           $32,924,000      $  1,264,000    $     335,000
                                                              ======================================================




SEE ACCOMPANYING NOTES.



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Secure Computing Corporation (the "Company") designs and assembles products to enable electronic commerce by protecting an organization's computer network and its computers from access by unauthorized users. The Company's principal markets are the United States government under development contracts and commercial companies for its network security products. Presently, government contracts and product sales make up a majority of the Company's revenue.

BASIS OF PRESENTATION

These supplemental consolidated financial statements are presented giving retroactive effect to the Company's mergers with Border Network Technologies, Inc. (now known as Secure Computing Canada, Ltd.), and Enigma Logic, Inc. which have been accounted for under the pooling of interests method. These supplemental consolidated financial statements will become the historical financial statements upon issuance of consolidated financial statements for periods subsequent to the mergers (see Note 11).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Government Contracts

Government contract revenues for cost-plus-fixed-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned. Award fees are recognized based upon the percentage of completion and forecasted profit. A provision is made for the estimated loss, if any, on government contracts.

Under its government contracts, the Company bears the risk that increased or unexpected costs required to perform specified services may reduce the amount of the Company's fee. In addition, recoverable expenses billed by the Company are subject to review and audit by the Defense Contract Audit Agency, which could result in amounts previously billed being renegotiated. Pursuant to their terms, these contracts are generally also subject to termination at the convenience of the applicable government agency. If the contract is terminated, the Company typically would be reimbursed for its costs to the date of its termination plus the cost of an orderly termination, and paid a portion of the fee.

At December 31, 1995 and 1994, the Company had deferred revenue of $382,000 and $253,000, respectively, related to government contracts.

Products and Services

The Company recognizes product revenues at the time of shipment. The Company has entered into customer support and maintenance agreements with various customers. The Company accounts for the obligations under these agreements by deferring a pro rata portion of revenue and recognizing it either ratably as the obligations are fulfilled or upon completion of performance.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORY

Inventory consists mainly of purchased components and is valued at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS

Intangible assets consist of patents and trademarks and are amortized using the straight line method over the estimated useful lives of the assets, which range up to ten years.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

Foreign assets and liabilities are translated using the year-end rates of exchange. Results of operations are translated using the average exchange rates throughout the period. The effect of the cumulative translation adjustment is not material and has not been separately disclosed in the financial statements.

INCOME TAXES

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements were not restated. The cumulative effect of adopting Statement No. 109 as of January 1, 1993 was to increase net income by $350,000.

RESEARCH AND DEVELOPMENT

Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. All research and development costs have been expensed.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is computed using the weighted average number of shares of common stock and common stock equivalents, if dilutive, outstanding during the periods presented after giving effect to the application of Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"). Pursuant to SAB No. 83, all common shares issued and stock options and warrants granted by the Company at a price less than the initial public offering price during the twelve months preceding the offering date (using the treasury stock method until shares are issued) have been included in the calculation of common and common equivalent shares outstanding for all periods up to the initial public offering date. The fully diluted income (loss) per share is presented using the "if converted" method and reflects the impact of the conversion of the preferred stock to common stock at the beginning of the earliest period presented or at the date of issuance, if later.

In computing supplementary net income (loss) per share, interest expense related to bank debt retired with the proceeds of Common Stock issued in the initial public offering has been added back to net income (loss). The weighted average number of shares used in the calculation consists of common and common equivalent shares, if dilutive, outstanding during the period after giving effect to the conversion of all preferred stock to Common Stock, additional SAB No. 83 shares as determined above and the required shares of Common Stock issued to repay bank debt.

STOCK OPTIONS

The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its employee stock options. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company is required to adopt the provisions of the Statement beginning in 1996. Upon adoption of Statement No. 123, the Company intends to continue to measure compensation cost using the methods described in APB 25.

RECLASSIFICATIONS

Certain amounts presented in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

2. ACCOUNTS RECEIVABLE

Approximately 46% and 77% of accounts receivable were due from the United States government at December 31, 1995 and 1994, respectively. Unbilled accounts receivable from all customers were $640,000 and $174,000 at December 31, 1995 and 1994, respectively.

3. STOCKHOLDER DEBT

A stockholder of the Company has made cash advances in exchange for notes bearing interest at rates ranging from 9.5% to 12%. The notes are due on demand, but the stockholder has agreed not to demand payment until January 1997. Accrued interest of $562,000 and $433,000 is included within the balances at December 31, 1995 and 1994, respectively.

Another stockholder of the Company made cash advances to the Company in 1994 totaling $59,000. The advances were repaid in 1995.

In August 1994, the holder of a convertible debenture converted the $250,000 in principal and all accrued and unpaid interest into 136,409 shares of the Company's Series A Cumulative Redeemable Convertible Preferred Stock at a conversion rate of $2.24 per share.

4. DEBT

Long-term debt consists of the following:
                                                      DECEMBER 31
                                                1995              1994
                                          ------------------------------------

   Bank term note                         $             -       $1,200,000
   Bank line of credit                             50,000           50,000
   Term note                                        8,000            7,000
   Bank installment loan                           43,000                -
   Less current portion                           (67,000)        (247,000)
                                          ------------------------------------
                                             $     34,000       $1,010,000
                                          ====================================

The Company received the bank term note on December 30, 1994 for the purpose of paying off certain debt and the balance of another term loan. The bank term note was paid in full following the Company's initial public offering.

The Company has a total of $850,000 in short-term lines of credit, on which $50,000 has been drawn as of December 31, 1995 and 1994, respectively. The lines bear interest on the outstanding balances at an annual rate equal to the prime rate plus 1% to 2.5% and are secured by accounts receivable, inventory, intangibles and all general business assets as well as a key man life insurance policy.

5. LEASES

The Company leases office space for all of its locations. Future lease payments for all operating leases, excluding executory costs such as management and maintenance fees, are as follows:

     1996                                                  $  1,233,000
     1997                                                     1,177,000
     1998                                                     1,055,000
     1999                                                     1,014,000
     2000                                                       985,000
       Thereafter                                             4,819,000
                                                       -------------------
                                                            $10,283,000
                                                       ===================

Rent expense was $916,000, $605,000 and $397,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

6. CAPITAL STOCK

1995 REORGANIZATION AND STOCK SPLIT

On September 30, 1995, the Company effected a reorganization (the "1995 Reorganization") which included a 1.25-for-1 split of the Company's Common Stock. Accordingly, all share, per share, weighted average share information and redeemable convertible preferred stock have been restated to reflect the split.

Following the 1995 Reorganization, the Company had 30,460,635 shares of authorized capital stock, consisting of 25,000,000 shares of Common Stock and 5,460,635 shares of Preferred Stock, of which 3,127,302 shares were designated Series A Convertible Preferred Stock, 333,333 were designated Series B Convertible Preferred Stock and 2,000,000 shares of Preferred Stock undesignated as to its series. In December 1995, the Board of Directors elected to decrease the amount of authorized Preferred Stock to 2,000,000 undesignated shares.

INITIAL PUBLIC OFFERING

In November 1995, the Company sold 2,250,000 shares of Common Stock in an initial public offering from which the Company received $33,480,000 before deducting expenses.

PREFERRED STOCK

Upon the conclusion of the Company's initial public offering, all outstanding shares of preferred stock were converted on a one for one basis to Common Stock. Prior to that date, the Company had issued 3,127,302 shares of $2.24 Series A Cumulative Redeemable Convertible Preferred Stock and 333,333 shares of $3.00 Series B Cumulative Redeemable Convertible Preferred Stock.

Series A and B Preferred Stock accrued cumulative dividends at $.20 and $.24 per share per annum, respectively. Dividends in arrears prior to conversion for Series A Convertible Preferred Stock at November 17, 1995 and December 31, 1994 and 1993 were $2,093,000, $1,624,000 and $1,165,000, respectively, and for
Series B Cumulative Redeemable Convertible Preferred Stock at November 17, 1995 and December 31, 1994 were $90,000 and $23,000, respectively. Upon conversion, all rights to receive the dividends in arrears ceased.

WARRANTS

Warrants for the purchase of 164,619 shares of Common Stock at $2.24 per share and warrants for the purchase of 741,494 shares of Series A Convertible Preferred Stock at $2.24 per share that were outstanding at December 31, 1994 were fully exercised during 1995.

1993 REORGANIZATION

In 1993, the Company effected a plan of Reorganization (the "1993
Reorganization") whereby certain Preferred Stock and $1,566,000 of notes, exclusive of accrued interest, were converted to Common Stock. Accrued interest of $649,000 on the notes was canceled under the Plan.

7. STOCK OPTIONS

The Board of Directors and the stockholders approved the revised 1989 Incentive Stock Option Plan (the "ISO Plan"), effective September 19, 1990, and the Non-Qualified Stock Option Plan (the "Non-ISO Plan"), effective May 25, 1994. In September 1995, the Board of Directors and the stockholders approved the Company's 1995 Omnibus Stock Plan (the "Stock Plan"). The Stock Plan supersedes both the ISO Plan and the Non-ISO Plan and no new options will be granted under either of the superseded plans. Under the terms of the Stock Plan, key employees and non-employees may be granted options to purchase up to 1,881,551 shares of the Company's Common Stock.

A summary of changes in outstanding options and common shares reserved under the Plan are as follows:

                                                SHARES
                                             AVAILABLE FOR     OPTIONS                            PRICE
                                                 GRANT       OUTSTANDING     EXERCISABLE        PER SHARE
                                            ------------------------------------------------------------------
   Balance at December 31, 1992                  83,100         394,773         66,586        $.08 to  $1.33
     Shares authorized                          498,669               -              -              -
     Granted or became exercisable             (273,500)        273,500        117,688         .08 to    .59
     Exercised                                        -         (46,813)       (46,813)        .08 to    .20
     Canceled                                    13,875         (13,875)          (875)        .08 to    .59
                                            ------------------------------------------------------------------
   Balance at December 31, 1993                 322,144         607,585        136,586         .08 to   1.33
     Shares authorized                          350,430               -              -                     -
     Granted or became exercisable             (502,251)       (502,251)       419,641         .01 to   1.60
     Exercised                                        -         (60,906)       (60,906)        .08 to    .59
     Canceled                                    45,765          45,765        (13,340)        .08 to   1.33
                                            ------------------------------------------------------------------
   Balance at December 31, 1994                 216,088       1,003,165        482,181         .01 to   1.60
     Shares authorized                          379,390               -              -                     -
     Granted or became exercisable             (445,790)        445,790        326,617         .01 to  52.88
     Exercised                                        -        (225,445)      (225,445)        .01 to   1.60
     Canceled                                    90,957         (92,044)       (17,857)        .20 to   1.33
                                            ------------------------------------------------------------------
   Balance at December 31, 1995                 240,645       1,131,466        565,496        $.01 to $52.88
                                            ==================================================================



The issuance of stock options to board members with an exercise price less than the fair value on the date of grant was accounted for as compensation expense to be recognized over the service period of one year. At December 31, 1995 and 1994, $66,000 and $9,000 had been accrued for the unexercised options as a component of deferred compensation.

8. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:

                                                                                   DECEMBER 31
                                                                             1995              1994
                                                                       ------------------------------------
   Deferred tax assets:
     Accrued liabilities                                                    $   383,000      $   176,000
     Contract loss reserve                                                      100,000           80,000
     Payroll liabilities                                                        102,000           63,000
     Book over tax amortization                                                  49,000           45,000
     Book over tax depreciation                                                  64,000           36,000
     Income tax credits                                                         260,000           70,000
     Net operating loss carryforward                                          5,963,000        4,219,000
                                                                       ------------------------------------
     Total deferred tax assets before valuation allowance                     6,921,000        4,689,000
     Less valuation allowance                                                (5,548,000)      (3,316,000)
                                                                       ------------------------------------
     Total deferred tax assets                                                1,373,000        1,373,000
                                                                       ------------------------------------
   Net deferred tax assets                                                   $1,373,000       $1,373,000
                                                                       ====================================




Management believes it is more likely than not that the net deferred tax assets of $1,373,000 at December 31, 1995 will be realized. However, the amount of the deferred tax assets considered realizable could be reduced in the near term if estimates of future taxable income are reduced.

At December 31, 1995, the Company had a net operating loss carryforward (NOL) of approximately $15,800,000 which are available to offset taxable income through 2010. For financial reporting purposes, a valuation allowance has been recorded to offset deferred tax assets that may not be realized. Included in the NOL is approximately $4,128,000 of deductions resulting from disqualifying dispositions of stock options. These deductions currently have a full valuation allowance and when realized for financial statement purposes they will not result in a reduction in income tax expense. Rather, the benefit will be recorded as additional paid-in-capital.

Section 382 of the Internal Revenue Code restricts the annual utilization of the NOL's incurred prior to a change in ownership. Such a change in ownership may have occurred in connection with a stock transaction in 1993, and the Company is currently assessing possible restrictions on the use of its NOL carryforwards as a result of such possible change in ownership. There can be no assurance that certain of the Company's NOL carryforwards will be available for use in the future.

Significant components of the income tax expense (benefit) are as follows:

                                                                    YEAR ENDED DECEMBER 31
                                                     ------------------------------------------------------
                                                            1995             1994              1993
                                                     ------------------------------------------------------
   Current:
     Federal                                         $            -        $   17,000   $            -
     State                                                        -             3,000                -
     Foreign                                                 21,000                 -                -
                                                     ------------------------------------------------------
   Total current                                             21,000            20,000                -

   Deferred:
     Federal                                                      -          (443,000)        (425,000)
     State                                                        -           (79,000)         (77,000)
                                                     ------------------------------------------------------
   Total deferred                                                 -          (522,000)        (502,000)
                                                     ------------------------------------------------------
                                                         $   21,000         $(502,000)       $(502,000)
                                                     ======================================================

In 1995, $25,000 of taxes were paid. No income taxes were paid in 1994 or 1993.

A reconciliation of statutory federal income taxes to the income tax expense (benefit) recorded is as follows:

                                                                    YEAR ENDED DECEMBER 31
                                                            1995             1994              1993
                                                     ------------------------------------------------------

   Income tax expense (benefit) at statutory rate         $  (239,000)      $ 367,000       $  (42,000)
   State taxes, net of federal benefit                        (34,000)         52,000           (6,000)
   Foreign taxes                                               21,000               -                -
   Change in valuation allowance                            2,232,000        (894,000)        (454,000)
   Effect of disqualifying dispositions and income
     tax credits                                           (1,841,000)              -                -
   Use of net operating loss carryforwards                   (102,000)        (20,000)               -
   Other                                                      (16,000)         (7,000)               -
                                                     ------------------------------------------------------
                                                         $     21,000       $(502,000)       $(502,000)
                                                     ======================================================

9. EMPLOYEE BENEFIT PLAN

The Company has a voluntary defined contribution plan under Section 401(k) of the Internal Revenue Code which covers substantially all U.S. employees of the Company. The Company also has a voluntary defined contribution plan ("the Retirement Plan") under Section 401(a) of the Internal Revenue Code which covers substantially all employees of the Company. Contributions to the Retirement Plan are limited to the employer's discretionary annual contribution.

The Company recognized expense for contributions to the plans as follows:

                                                                    YEAR ENDED DECEMBER 31
                                                            1995             1994              1993
                                                     ------------------------------------------------------
   Defined contribution plan - 401(k)                     $  44,000         $  31,000        $  17,000
   Voluntary contribution plan - 401(a)                     451,000           287,000          132,000
                                                     ------------------------------------------------------
                                                           $495,000          $318,000         $149,000
                                                     ======================================================


10. MANAGEMENT INCENTIVE PLAN

The Company has a management incentive plan designed to attract, retain and provide performance incentives for key management personnel. The plan provides for a cash bonus to be paid to certain employees upon attainment of certain individual and Company performance objectives. For the years ended December 31, 1995, 1994 and 1993, the Company recognized expense of $272,000, $116,000, $90,000, respectively, under the plan.

11. SUBSEQUENT EVENTS

ACQUISITIONS

In May 1996, the Company's Canadian subsidiary acquired Webster Network Strategies, Inc. ("Webster"), a Florida based Internet software developer, for 102,000 shares of Common Stock valued at $2,601,000 and $500,000 cash in exchange for all outstanding Common Stock of Webster. The acquisition will be accounted for using the purchase method.

In August 1996, the Company acquired Border Network Technologies, Inc. ("Border") and Enigma Logic, Inc. ("Enigma"). Both Border and Enigma were merged directly into the Company. As a result of the acquisitions, the Company exchanged approximately 6,000,000 shares of Common Stock for all of the outstanding Common Stock of Border and approximately 2,060,000 shares of common Stock for all of the outstanding common Stock of Enigma. In addition, outstanding Border and Enigma stock options were converted into options to purchase approximately 1,160,000 shares of the Company's Common Stock. as discussed in Note 1, both acquisitions were accounted for as poolings of interests. Separate results of operations for the periods prior to the acquisitions are as follows:

                                                              Year ended December 31
                                          1995                         1994                         1993
Revenue:
  Secure                                   $20,712,000                   $15,230,000                 $  9,397,000
  Enigma                                     3,901,000                     2,426,000                    1,590,000
  Border                                     3,317,000                       139,000                           --
                              ----------------------------- ---------------------------- ----------------------------
Combined                                   $27,930,000                   $17,795,000                  $10,987,000
                              ============================= ============================ ============================

Net income (loss):
  Secure                                     $(974,000)                   $1,493,000                   $1,062,000
  Enigma                                       292,000                        57,000                     (331,000)
  Border                                        50,000                        (9,000)                          --
                              ----------------------------- ---------------------------- ----------------------------
Combined                                     $(632,000)                   $1,541,000                  $   731,000
                              ============================= ============================ ============================


Also in May 1996, the Company acquired the remaining 68% interest it did not own in Border Network Technologies Europe Limited for 40,909 shares Common Stock and $1,000,000 in cash.

In conjunction with these acquisitions, the Company recognized acquisition costs of $13,069,000 in the quarter ended June 30, 1996.

STOCK OPTION PLAN

The Stock Plan was amended in May and August 1996 to reserve an additional 2,500,000 shares to provide for converted options from the acquisitions and future grants.

SALE OF COMMON STOCK

In a series of transactions from February 1996 through June 1996, the Company sold approximately 1,950,000 shares of Common Stock resulting in net proceeds of approximately $13,250,000.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          SECURE COMPUTING CORPORATION



Date:  November 25, 1996            By:  ______________________________
                                         Timothy P. McGurran
                                          Vice President Finance and Operations,
                                          Treasurer & Chief Financial Officer

                                  EXHIBIT INDEX



No.               Exhibit No.                                              Page

11.1              Statement of computation of Earnings Per Share